Western Pacific Airlines, Inc.
6-1162-JDR-400   Page 1




6-1162-JDR-400


Western Pacific Airlines, Inc.
2864 South Circle Drive
Suite 1100
Colorado Springs, CO  80906


Subject:     Letter Agreement No. 6-1162-JDR-400 to
             Purchase Agreement No. 1947 --
             Miscellaneous Matters


This Letter Agreement amends Purchase Agreement No. 1947 dated as of even date herewith (the Agreement) between The Boeing Company (Boeing) and Western Pacific Airlines, Inc. (Buyer) relating to Model 737-300 aircraft (the Aircraft).

All terms used herein and in the Agreement, and not defined herein, will have the same meaning as in the Agreement.

1.           Notice of Delivery Date.

             Boeing and Buyer agree that Article 2.3 is hereby revised to read as follows:

             2.3 Notice of Delivery Date. Boeing will give Buyer at least 15 days notice of the delivery date of the Aircraft. If an Aircraft delivery is delayed beyond such delivery date due to the responsibility of Buyer, Buyer will reimburse Boeing for all costs incurred by Boeing as a result of such delay, including reasonable amounts for storage, insurance, Taxes, preservation or protection of the Aircraft and interest on payments due.

2.           Bill of Sale.

             Boeing and Buyer agree that Article 2.6 is hereby revised to read as follows:

             2.6 Bill of Sale. Upon delivery of an Aircraft Boeing will deliver to Buyer, or to such other entity as Buyer directs in accordance with
Article 10 hereof, a bill of sale conveying to Buyer or such other entity good title to such Aircraft, free and clear of all liens, claims, charges and encumbrances of every kind whatsoever, and such other appropriate document of title that Buyer reasonably requests.


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3.           Taxes.

             Boeing and Buyer agree that Article 4.1 is hereby revised to read as follows:

             4.1 Taxes. Buyer will pay all Taxes imposed by any domestic or foreign taxing authority arising out of or in connection with this Agreement or performance pursuant to it. In this Agreement, "Taxes" are defined as all taxes, fees, charges or duties and any interest, penalties, fines, or other additions to tax (other than any such penalties, fines, interest or other additions arising from the failure of Boeing to pay any such taxes in a timely manner, fees, charges or duties which it has reason to believe are applicable), including, but not limited to, sales, use, value added, gross receipts, stamp, excise, transfer and similar taxes, except U.S. federal income taxes and Washington State business and occupation tax imposed on Boeing.

4.           Claims Made Against Boeing.

             Boeing and Buyer agree that Article 4.4 is hereby added to the Agreement to read as follows:

             4.4 Claims Made Against Boeing. If claim is made against Boeing for any such Taxes, Boeing shall promptly notify Buyer. If requested by Buyer in writing in a timely matter, Boeing shall, at Buyer's expense, take such action as Buyer may reasonably direct with respect to such claim, and any payment by Boeing of such Taxes shall be made under protest, if protest is necessary and proper. If payment is made, Boeing shall, at Buyer's expense, take such action as Buyer may reasonably direct to recover such payment and shall, if requested, permit Buyer in Boeing's name to file a claim or prosecute an action to recover such payment. If a refund is obtained by Boeing of all or any part of such Taxes, Boeing shall pay Buyer the amount of any such refund.

5.           Excusable Delay.

             Boeing and Buyer agree that Article 6.1 is hereby revised to read as follows:

             6.1 General. Boeing will not be liable for or be deemed to be in default under this Agreement on account of any delay in delivery of any Aircraft or other performance hereunder arising out of causes such as: acts of God; war, armed hostilities, riots, fires, floods, earthquakes or serious accidents; governmental acts or failures to act affecting materials, facilities or Aircraft; strikes or labor troubles causing cessation, slowdown or interruption of work; damage to

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an Aircraft; failure of or delay in transportation;  or inability, after due and timely diligence, to procure materials, systems, accessories, equipment or parts; or arising out of any other cause to the extent it is beyond Boeing's control or not occasioned by Boeing's fault or negligence. A delay resulting from such causes is referred to as an "Excusable Delay".

In the event of any Excusable Delay, Boeing shall use its best reasonable efforts to reduce the extent of such delay and to mitigate the results thereof. Promptly upon the occurrence of any event hereunder which may result in a delay in the delivery of an Aircraft, Boeing shall give notice thereof to Buyer, which notice shall identify such occurrence and specify either the period of delay which may reasonably be expected to result therefrom, or that such period of probable delay is so uncertain as not to be susceptible of reasonable estimate. Thereafter, Boeing shall keep Buyer advised of the status of such delays and shall furnish Buyer with reasonable details regarding such occurrence. It is understood that any such Excusable Delay shall not affect the Aircraft Basic Price except that such price shall be adjusted for changes agreed upon subsequent to those changes previously covered by Change Order. The adjustment due to economic fluctuations set forth in Exhibit D to this Agreement shall be determined as of the original month of scheduled aircraft delivery as defined in
Article 2.1 of the Agreement for Aircraft so delayed.

6.           Anticipated Excusable Delay.

             Notwithstanding the provisions of Article 6.2.1, in the event (i) Boeing notifies Buyer that due to an Excusable Delay, delivery of an Aircraft will be delayed more than 12 months beyond the month in which delivery is scheduled, (ii) such notice does not identify the revised delivery month for such Aircraft and (iii) neither party terminates the Agreement pursuant to
Article 6.2.1, then Boeing and Buyer agree that at such time as Boeing provides written notification to Buyer of the revised delivery month for such Aircraft, Buyer may terminate the Agreement with respect to such Aircraft by giving written notice to Boeing within 15 days after receipt by Buyer of Boeing's notification of the revised delivery month.

7.           Future Changes to Article 6, Excusable Delay.

             If, prior to delivery of Buyer's last Aircraft, Boeing substantially changes the proforma language of Article 6, Excusable Delay, to the benefit of its other customers with aircraft delivering in the same general time period as Buyer's Aircraft, Boeing will offer

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Buyer the same revised  provisions for inclusion in the  Agreement,  which Buyer may accept or reject within thirty (30) days. If Buyer accepts Boeing's offer to
incorporate  revised  provisions,   then  the  Agreement  will  be  amended,  as
appropriate, to incorporate the revised provisions.

8.           FAA Manufacturer Changes.

             Notwithstanding the provisions of Article 8.2, Boeing agrees to work with Buyer to attempt to lessen the impact of incorporation of FAA Manufacturer Changes.

9.           Aircraft Inspection and Flight.

             Boeing agrees to provide Buyer timely standard notice of Aircraft manufacture, Aircraft inspection and Aircraft production flight schedules.

10.          Special Aircraft Test Requirements.

             Notwithstanding the provisions of Article 9.5, in the event Boeing deems that the tests contemplated by Article 9.5.2 are desired to be performed using one of Buyer's Aircraft, Boeing will so advise Buyer in advance of such tests, including all pertinent particulars thereof, and obtain Buyer's consent to conduct such tests.

11.          Predelivery Assignment.

             Notwithstanding the provisions of Article 10, with respect to predelivery assignment of Buyer's rights and obligations under the Agreement, Boeing and Buyer agree that Buyer shall not assign any of its rights and obligations under the Agreement relating to the purchase of any Aircraft to any third party without Boeing's prior written consent. Boeing agrees to discuss in good faith, on a case by case basis, the terms and conditions under which predelivery assignment of Buyer's rights to a third party may be acceptable.

12.          Assignment.

             Boeing and Buyer agree that Article 10.1.1 and 10.1.3 are hereby revised to read as follows:

                         10.1.1      Either  party may assign its  interest to a
corporation that (i) results from any merger or  reorganization of such party or
(ii) acquires or succeeds to substantially all the assets of such party;


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                         10.1.3      Boeing  may  assign  all or any part of its
rights and obligations under this Agreement to any wholly owned subsidiary of Boeing, provided that Boeing will remain fully and solely responsible to Buyer for all obligations and liabilities as the seller of the Aircraft, Buyer will continue to deal exclusively with Boeing and provided no action by Boeing shall subject Buyer to any liability, increase in costs (e.g. Taxes) or diminish rights Buyer would otherwise have absent such action.

13.          Exculpatory or Indemnity Clause in Post-Delivery
             Sale or Lease.

             Boeing and Buyer agree that Article 10.6 is hereby revised to read as follows:

             10.6 Exculpatory or Indemnity Clause in Post-Delivery Sale or Lease. If, following delivery of an Aircraft, Buyer sells or leases such Aircraft and obtains from the transferee an exculpatory or indemnity clause protecting Buyer, Buyer will use best reasonable efforts to include the same protection for Boeing.

14.          Termination.

             Boeing and Buyer agree that Article 11.1.1 is hereby revised to read as follows:

                         11.1.1      Ceases doing business as a  going  concern,
suspends all or substantially all its business operations, generally does not pay its debts, or admits in writing its inability to pay its debts; or

15. Contributions Toward Third-Party Damage. Boeing and Buyer agree that Article 12.6 is hereby added to the Agreement to read as follows:

             12.6 Contributions Toward Third-Party Damage. Claims by Buyer against Boeing for contribution toward third-party bodily injury or property damage claims, to the extent of Boeing's relative percentage of the total fault or other legal responsibility of all persons causing such bodily injuries or property damage, are excepted from the terms of this Article 12.2.

16.          Warranty Remedies.

             Boeing and Buyer agree that Exhibit B, Part A,  paragraphs  5.1 and
5.2 are hereby revised to read as follows:

             5.1         As  to  a  defect   in   conformance   to  the   Detail
Specification, the correction at Boeing's expense of such defect; provided, however, that Boeing

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will not be  obligated  to correct any defect that Boeing and Buyer agree has no material adverse effect on the maintenance, use or operation of the Aircraft. The warranty period for the corrected item will be the unexpired warranty period for the defective item.

             5.2 As to a defect in material or workmanship, (i) the repair at Boeing's expense of such defect or, (ii) with Buyer's concurrence, the replacement of such item with a similar item free from defect or the issuance of a credit memorandum to reimburse Buyer for a spare part previously purchased from Boeing as the replacement for such defective item. The warranty period for either correction will be the unexpired warranty period for the defective item.

17.          Returned Warranty Items.

             Boeing and Buyer agree that Exhibit B, Part A, paragraph 6.1.2 is hereby revised to read as follows:

                         6.1.2       All  warranty  work  will be  performed  at
Boeing's expense, with best reasonable efforts to minimize Aircraft out-of-service time. In addition, Boeing will reimburse Buyer by issuing a credit memorandum for the cost of fuel, oil and landing fees incurred in ferrying the Aircraft to Boeing's facilities and in ferrying the Aircraft back to Buyer's facilities. Buyer will minimize the length of both ferry flights.

18.          Warranty Reimbursement.

             Boeing and Buyer agree that Exhibit B, Part B, paragraph 5 is hereby revised to read as follows:

             Reimbursement.

             Upon approval of Buyer's claim for reimbursement, Boeing will use reasonable efforts to reimburse Buyer within thirty days of approval by issuing a credit memorandum as follows:

19.          Service Life Policy.

             Boeing and Buyer agree that Exhibit B, Part C, paragraph 2 is hereby revised to read as follows:

             Service Life Policy.

             If a Failure occurs in any Covered Component within the following periods, Boeing will promptly, at a price calculated pursuant to this Policy, either (i) design and furnish to Buyer materials required to correct the Failed Component (including Boeing designed

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standard parts but excluding  other industry  standard parts) or (ii) furnish to
Buyer a replacement Covered Component:

20.          Boeing Indemnity Against Patent Infringement.

             Boeing and Buyer agree that Exhibit B, Part D,  paragraphs  1, 3.1,
3.3 and 3.4 are hereby revised to read as follows and paragraph 3.6 is hereby added to Exhibit B, Part D of the Agreement to read as follows:

             1.  Indemnity.

             Subject to the provisions of this Part D, Boeing will indemnify and hold harmless Buyer from and against all claims, suits, actions, liabilities, damages and costs (including reasonable attorney fees for efforts reasonably required in defense of claims covered by this indemnity) arising out of actual or alleged infringement, by any Aircraft or any system, accessory, equipment or part (item) installed thereon at the time of Aircraft delivery, of any patent issued under the laws of any country in which Buyer lawfully operates the Aircraft (Country).

             3.1 Buyer must give Boeing written notice within 10 days after Buyer receives formal notice of a suit or action against Buyer alleging infringement or within 30 days after Buyer receives a written claim of infringement.

             3.3 Buyer will (i) promptly furnish to Boeing all data, records and assistance (other than non-use of the allegedly infringing Aircraft or item) within Buyer's control which are material to any such claim, suit or action and (ii) (except as to amounts mandated by a judgment) obtain Boeing's prior approval to pay or assume any liabilities, damages, royalties or costs.

             3.4 Boeing's obligations and Buyer's remedies herein exclude Buyer's incidental or consequential damages and liabilities, costs, loss of revenue or loss of profit resulting from loss of use, but include, as Boeing and Buyer may mutually agree, replacing the infringing item or otherwise curing any infringement on account of which use of the Aircraft by Buyer is prevented.

             3.6 Except as required by a final judgement entered against Buyer by a court of competent jurisdiction, Buyer will obtain Boeing's written approval prior to paying, committing to pay, assuming any obligation, or making any material concession relative to any infringement covered by this indemnity.


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21.          Boeing Indemnity Against Copyright Infringement.

             Boeing and Buyer agree that Exhibit B, Part D-1, paragraphs 1, 2.1, 2.4, 2.5, 2.7 and 2.8 are hereby revised to read as follows:

             1.  Indemnity.

             Subject to the following, Boeing will indemnify Buyer with respect to claims, suits, actions, liabilities, damages and costs (including reasonable attorney fees for efforts reasonably required in defense of claims covered by this indemnity) arising out of actual or alleged copyright infringement by any computer software included with the Aircraft when the Aircraft is first delivered by Boeing (Aircraft Software).

             2.1 Boeing will have no obligation to indemnify Buyer relative to software comprising, contained in or included with Buyer Furnished Equipment, engines, software not manufactured to Boeing's detailed design, or software manufactured to Boeing's detailed design without Boeing's written authorization.

             2.4 Boeing may, as Boeing and Buyer may mutually agree, replace any infringing or allegedly infringing Aircraft Software (or item containing Aircraft Software) with a noninfringing equivalent or otherwise cure any infringement.

             2.5 Buyer must inform Boeing in writing (a) within 10 days after Buyer receives formal notice of a suit or other formal action against Buyer alleging copyright infringement involving Aircraft Software and (b) within 30 days after Buyer receives any allegation or claim in the nature of copyright infringement involving Aircraft Software.

             2.7 Buyer will promptly furnish to Boeing all data, records and assistance (other than non-use of the allegedly infringing Aircraft or item) within Buyer's possession or control which may be material to any copyright infringement claim, suit or action relating to Aircraft Software.

             2.8 Except as required by a final judgement entered against Buyer by a court of competent jurisdiction, Buyer will obtain Boeing's written approval prior to paying, committing to pay, assuming any obligation, or making any material concession relative to any infringement covered by this indemnity.


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22.          Supplier Warranties and Patent Indemnities.

             Boeing and Buyer agree that Exhibit B, Part E, paragraphs 1 and 3.2 are hereby revised to read as follows:

             1.          Supplier Warranties and Supplier Patent
                         and Copyright Indemnities.

             Boeing will use diligent efforts to obtain adequate warranties and indemnities against patent and copyright infringement enforceable by Buyer from manufacturers (Suppliers) of systems, accessories, equipment or parts installed on the Aircraft at the time of delivery that were purchased by Boeing, but not manufactured to Boeing's detailed design. Boeing will furnish copies of such warranties and patent and copyright indemnities to Buyer prior to delivery of the first Aircraft.

             3.2 At Boeing's request, Buyer will assign to Boeing, and Boeing will be subrogated to, Buyer's rights against the manufacturer providing such Supplier warranty but only to the extent required by Boeing to fulfill its obligations hereunder.

23.          Boeing Interface Commitment.

             Boeing and Buyer agree that Exhibit B, Part G, paragraph 3 is hereby revised to read as follows:

             3.  Manufacturer Responsibility.

             If Boeing determines that the Interface Problem is primarily attributable to the design of an item not manufactured to Boeing's detailed design, Boeing will assist Buyer in processing a warranty claim against the manufacturer of such item. Boeing will also take whatever reasonable action is permitted by its contract with such manufacturer in an effort to obtain a correction of such Interface Problem acceptable to Buyer.

24.          Maintenance Training.

             Boeing and Buyer agree that Exhibit C, Part A, paragraphs 1 and 5.3 are hereby revised to read as follows:

             1.  General.

             This Part describes the maintenance training to be provided by Boeing (Maintenance Training) at Boeing's training facility at or near Seattle. The Maintenance Training will be provided at no additional

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charge  to  Buyer,  except  as  otherwise  provided  herein.  If any part of the
Maintenance Training is not used by Buyer prior to delivery of the last Aircraft, but in no event later than June 1, 1998, Boeing will not be obligated to provide such Maintenance Training at a later date, unless the parties have otherwise agreed in writing.

All instruction, examinations and materials shall be prepared and presented in the English language and in the units of measure used by Boeing.

Buyer will be responsible for the living expenses of Buyer's personnel during Maintenance Training. For Maintenance Training provided at or near Seattle,
Boeing will transport Buyer's personnel between their local lodging and the training facility.

             5.3 Buyer will provide or reimburse Boeing for round-trip transportation for Boeing's instructors and training materials between Seattle and such alternate training site.

25.          Flight Training.

             Boeing and Buyer agree that Exhibit C, Part C, paragraphs 1 and 4.3 are hereby revised to read as follows:

             1.  General.

             This Part describes the flight training to be provided by Boeing (Flight Training) at or near Seattle, or at some other location to be determined pursuant to this Part. The Flight Training will be provided at no additional charge to Buyer, unless otherwise specified herein. If any part of the Flight Training is not used by Buyer prior to delivery of the last Aircraft, but in no event later than June 1, 1998, Boeing will not be obligated to provide such Flight Training at a later date unless the parties have otherwise agreed in writing.

All instruction, examinations and materials will be prepared and presented in the English language and in the units of measure used by Boeing.

Buyer will be responsible for living expenses of Buyer's personnel during the Flight Training Program. For Flight Training provided at or near Seattle, Boeing will transport Buyer's personnel between their local lodging and the training facility.


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             4.3  Buyer  will  provide  or  reimburse   Boeing  for   round-trip
transportation for Boeing's flight training instructors and materials between Seattle and such alternate site.

26.          Technical Data and Documents.

             Boeing and Buyer agree that Exhibit C, Part D, paragraph 2.1 is hereby revised to read as follows:

             2.1 The data and documents provided by Boeing under Exhibit C, Part D of the Agreement ("Documents") are licensed to Buyer. They contain confidential, proprietary and/or trade secret information belonging to Boeing; and Buyer will treat them in confidence and use and disclose them only for Buyer's own internal purposes as specifically authorized herein. If Buyer makes copies of any Documents, the copies will also belong to Boeing and be treated as Documents under this Agreement. Buyer will preserve all restrictive legends and proprietary notices on all Documents and copies.

27.          Disclosure of Detail Specification.

             Boeing and Buyer agree that Boeing Detail Specification D6-38604-28 will be treated as confidential and Buyer will not, without the prior written consent of Boeing, disclose such Detail Specification or any information contained therein to any other person or entity except as may be required by (i) applicable law or governmental regulations, or (ii) for financing the Aircraft.

28.          Payment of Advance Payments.

             Notwithstanding the provisions of Article 5, as amended by Letter Agreement 6-1162-JDR-395, Boeing and Buyer agree that payment of those Advance Payments due upon signing of the Agreement will be made by Buyer no later than September 6, 1996.

29.          Confidentiality.

             Buyer understands that certain commercial and financial information contained in this Letter Agreement are considered by Boeing as confidential. Buyer agrees that it will treat this Letter Agreement and the information contained herein as confidential and will not, without the prior written consent of

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Boeing,  disclose this Letter  Agreement or any information  contained herein to any other person or entity, except as provided in Letter Agreement 1947-1.

Very truly yours,

THE BOEING COMPANY



By
  --------------------------------
Its  Attorney-In-Fact


ACCEPTED AND AGREED TO this

Date:                    , 1996


WESTERN PACIFIC AIRLINES, INC.



By
  --------------------------------
Its

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